Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-129892, 333-123865 and 333-133780 on Form S-3 and No. 333-123769 on Form S-8 of our reports dated March 12, 2007, relating to the financial statements of Franklin Bank Corp., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Franklin Bank Corp. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Houston, Texas
August 31, 2007